Exhibit 15.3

Our ref	DLK/665661-000001/23307773v1
Direct tel	+852 2971 3006
E-mail	derrick.kan@maples.com

LightInTheBox Holding Co., Ltd.

11 Floor, Shanghai KAISA Financial Center

No.1188 Minsheng Road

Pudong New Area

Shanghai, 200135

People’s Republic of China

2 May 2022

LightInTheBox Holding Co., Ltd.

We have acted as legal advisors as to the laws of the Cayman Islands to LightInTheBox Holding Co., Ltd., an exempted company with limited liability incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2021.

We hereby consent to the reference of our name under the heading "Item 10. Additional Information E. Taxation — Cayman Islands" in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP